Exhibit 99.1

McCLATCHY REPORTS FIRST QUARTER 2010 RESULTS

·	Improving revenue trends continued in the first quarter of 2010
·	Cash expenses down by 21.3% from first quarter 2009, excluding restructuring-related charges
·	Operating cash flow up $38.7 million, or 89.5%, from first quarter 2009, excluding restructuring-related charges
·	Completed debt refinancing extending more than $1 billion of debt maturities
·	Reduced leverage ratio to 4.65 times operating cash flow

SACRAMENTO, Calif., April 22, 2010 – The McClatchy Company (NYSE-MNI) today reported a net loss from continuing operations in the first quarter of 2010 of $2.0 million, or 2 cents per share.  Adjusted for certain unusual items,(1) the company reported income from continuing operations of $4.8 million, or 6 cents per share. Net income including discontinued operations was $2.2 million, or 3 cents per share, in the first quarter of 2010.

 The net loss from continuing operations in the first quarter of 2009 was $37.7 million, or 45 cents per share.  Adjusted for certain unusual items,(1) the loss from continuing operations was $22.9 million, or 28 cents in the first quarter of 2009. The net loss, including income from discontinued operations, was $37.5 million, or 45 cents per share, in the 2009 quarter.

Unusual items affecting the first-quarter results in each year are discussed below and are included in adjusted earnings from continuing operations.(1)

Revenues in the first quarter of 2010 were $335.6 million, down 8.2% from the first quarter of 2009.  Advertising revenues were $252.9 million, down 11.2% from the first quarter of 2009, while circulation revenues were up 1.8% to $69.7 million.

First quarter 2010 cash operating expenses (excluding severance costs) declined $68.8 million, or 21.3%, from the 2009 quarter, reflecting savings from McClatchy’s restructuring plans implemented in 2009 and actions taken in the first quarter of 2010.   In addition, operating cash flow, a non-GAAP measure, was $81.9 million—up 89.5% in the first quarter of 2010 compared to the 2009 first quarter (Non-GAAP measurements are discussed below).

Debt Refinancing:

In February 2010,  the company issued $875 million of 11.50% senior secured notes due in 2017 (the “2017 Notes”) and used the proceeds to repay bank debt and repurchase a majority of its outstanding 7.125% notes due in 2011 and 15.75% notes due in 2014 (“the 2011 and 2014 Notes”).

The company used the proceeds of the 2017 Notes and cash generated from operations to repay more than $746 million in bank debt in the first quarter.  In addition, the Company completed tender offers for a majority of the 2011 and 2014 Notes, retiring $171.9 million of bond principal. After the conclusion of the tender offers, principal amounts outstanding were $18.1 million of the 2011 Notes and $375,000 of the 2014 Notes.  Outstanding bank debt at the end of the first quarter of 2010 consisted of term debt maturing as follows: $37.6 million due on June 27, 2011 and $93.4 million due on July 1, 2013.

Management’s Comments:

Commenting on McClatchy’s results, Gary Pruitt, chairman and chief executive officer, said, “We saw improving advertising revenue trends in the first quarter of 2010.  Advertising revenues in the first quarter declined year-over-year by 11.2%, compared to a 20.5% decline in the fourth quarter of 2009 and a 28.1% decline in the third quarter of 2009.  In addition, we are continuing to see growth in the digital side of our business; digital advertising revenues were up 2.2% in the first quarter and continue to lead the company in advertising performance.

“Even though we expect advertising revenues to be down in the second quarter, we believe the ad trend will continue to improve. We will remain vigilant on costs, but the savings run rate going forward will be lower than we experienced in the first quarter because we have cycled over the major restructuring initiatives implemented in early 2009. Even so, we expect cash expenses to be down in the high single-digit range in the second quarter.  And we expect that continued favorable revenue trends and stringent cost controls will allow us to at least maintain if not grow cash flow from operations in 2010.

“Finally, we are pleased to have completed our debt refinancing and appreciate the confidence that investors have demonstrated in our company. Their willingness to contribute new capital to our company indicates their belief that we are weathering this recession and successfully transitioning to the hybrid print and online business model that will sustain us in the future.

“We will continue to focus on our strategic priorities and core competencies: high quality journalism, advertising sales and digital media. That focus will allow us to generate cash to repay more debt. Our total debt at the end of the first quarter was $1.905 billion, down more than $43 million from the end of 2009, despite incurring $46.6 million in costs associated with the refinancing and premiums paid on the bond tenders.

“Importantly, our leverage profile continued to improve. We had expected our leverage ratio to improve to 5.0 times operating cash flow at the end of the first quarter of 2010. Instead, we finished the first quarter with a leverage ratio of 4.65 times, more than a quarter-turn better than our earlier expectations.  So we believe financial covenants are not a concern for the company nor are debt maturities, as a majority of these have been pushed out to 2017.”

Pat Talamantes, McClatchy’s chief financial officer, said, “We are very pleased with our refinancing.  As a result of the debt restructuring we extended approximately $1 billion in maturities from mid-2011 to mid-2013 and beyond, including the $875 million of senior secured notes due in 2017.  Our liquidity is strong with approximately $185 million in availability under our bank credit lines.  As Gary noted, our leverage ratio as defined under our credit agreement was 4.65 times cash flow at the end of the quarter, down from 5.26 times cash flow at the end of 2009, and our interest coverage ratio was 3.21 times cash flow. Both of these measures are well within the amounts required to be in compliance with our credit agreement.”

(1)Adjusted Income (Loss) and EPS:

Results in the first fiscal quarter of 2010 and 2009 included the impact of certain events including:

·	The company incurred a pre-tax charge of $7.5 million related to its debt refinancing and debt repayments in the first quarter of 2010.
·
Compensation in 2010 included $3.5 million in pre-tax severance charges incurred in connection with the restructuring plans, while the 2009 quarter included $19.7 million of similar charges associated with restructuring plans.

·	The first fiscal quarters of both years included certain discrete tax items.

The following table summarizes the impact of these items on adjusted earnings (loss) (in thousands):

	Three Months Ended
(Dollars in thousands, except per share amounts)	March 28, 2010	March 29, 2009
Net loss from continuing operations	$(1,958)	$(37,724)
Add back certain items, net of tax:
Restructuring related charges	1,858	16,129
Loss on debt refinancing	4,715	-
Loss on sale of assets	-	115
Certain discrete tax items	187	(1,422)
Adjusted income (loss) from continuing operations	$4,802	$(22,902)
Earnings per share:
Loss from continuing operations	$(.02)	$(0.45)
Adjusted income (loss) from continuing operations	$.06	$(0.28)

Non-GAAP Financial Measures:

In addition to the results reported in accordance with accounting principles generally accepted in the United States (“GAAP”) included in this press release the company has provided information regarding operating income, non-operating expenses and income, income taxes, net income and diluted earnings per share (EPS) excluding certain special or unusual items described in the table above. In addition the company has presented operating cash flows (defined as operating income plus depreciation and amortization, and restructuring related charges) along with operating cash flow margins (operating cash flow divided by net revenues) which are reconciled to GAAP measures in an attached schedule. Management believes these non-GAAP measures, when read in conjunction with the Company’s GAAP financials, provide useful information to investors by offering:

·	the ability to make more meaningful period-to-period comparisons of the Company’s on-going operating results;
·	the ability to better identify trends in the Company’s underlying business;
·	a better understanding of how management plans and measures the Company’s underlying business; and
·	an easier way to compare the Company’s most recent results of operations against investor and analyst financial models.

Operating income, non-operating expenses and income, income taxes, net income and diluted earnings per share excluding certain special or unusual items should not be considered a substitute or an alternative to these computations calculated in accordance with and required by GAAP. Nor are operating cash flow and operating cash flow margins to be considered replacements for cash provided by operating activities as shown in the company’s statement of cash flows.

The company’s unaudited interim statement of income and statistical report, which summarizes performance for the first fiscal quarter of 2010, follows.

At noon Eastern time today, McClatchy will review its results in a conference call (877-278-1205 pass code 67505728 and webcast (www.mcclatchy.com).  The webcast will be archived at McClatchy’s website.

About McClatchy

The McClatchy Company is the third largest newspaper company in the United States, publishing 30 daily newspapers, 43 non-dailies, and direct marketing and direct mail operations. McClatchy also operates leading local websites in each of its markets which extend its audience reach. The websites offer users comprehensive news and information, advertising, e-commerce and other services. Together with its newspapers and direct marketing products, these interactive operations make McClatchy the leading local media company in each of its premium high growth markets. McClatchy-owned newspapers include The Miami Herald, The Sacramento Bee, the Fort Worth Star-Telegram, The Kansas City Star, The Charlotte Observer, and The News & Observer (Raleigh).

McClatchy also owns a portfolio of premium digital assets, including 14.4% of CareerBuilder, the nation's largest online job site, 25.6% of Classified Ventures, a newspaper industry partnership that offers two of the nation's premier classified websites: the auto website, cars.com, and the rental site, Apartments.com and 33.3% of HomeFinder, LLC which operates the real estate website HomeFinder.com. McClatchy is listed on the New York Stock Exchange under the symbol MNI.

Additional Information:

Statements in this press release regarding future financial and operating results, including revenues, anticipated savings from cost reduction efforts, future dividend payments, cash flows, debt levels, as well as future opportunities for the company and any other statements about management’s future expectations, beliefs, goals, plans or prospects constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Any statements that are not statements of historical fact (including statements containing the words “believes,” “plans,” “anticipates,” “expects,” “estimates” and similar expressions) should also be considered to be forward-looking statements.  There are a number of important risks and uncertainties that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including: the duration and depth of the economic recession; McClatchy may not generate cash from operations, or otherwise, necessary to reduce debt or meet debt covenants as expected; McClatchy may not consummate contemplated transactions to enable debt reduction on anticipated terms or at all; McClatchy may not achieve its expense reduction targets or may do harm to its operations in attempting to achieve such targets; McClatchy’s operations have been, and will likely continue to be, adversely affected by competition, including competition from internet publishing and advertising platforms; the Company’s inability to continue to satisfy the New York Stock Exchange’s qualitative and quantitative listing standards for continued listing; increases in the cost of newsprint; bankruptcies or financial strain of its major advertising customers; litigation or any potential litigation; geo-political uncertainties including the risk of war; changes in printing and distribution costs from anticipated levels; changes in interest rates; changes in pension assets and liabilities; increased consolidation among major retailers in our markets or other events depressing the level of advertising; our inability to negotiate and obtain favorable terms under collective bargaining agreements with unions; competitive action by other companies; decreased circulation and diminished revenues from retail, classified and national advertising; and other factors, many of which are beyond our control; as well as the other risks detailed from time to time in the Company’s publicly filed documents, including the Company’s Annual Report on Form 10-K for the year ended December 27, 2009, filed with the U.S. Securities and Exchange Commission. McClatchy disclaims any intention and assumes no obligation to update the forward-looking information contained in this release.

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***THE McCLATCHY COMPANY***
CONSOLIDATED STATEMENT OF OPERATIONS (UNAUDITED)
(In thousands, except per share amounts)

	Three Months Ended

	March 28,	March 29,
	2010	2009
REVENUES - NET:
Advertising	$252,921	$284,689
Circulation	69,686	68,480
Other	12,958	12,456
	335,565	365,625
OPERATING EXPENSES:
Compensation	137,636	183,308
Newsprint and supplements	32,312	54,376
Depreciation and amortization	31,818	34,377
Other operating expenses	87,208	104,426
	288,974	376,487

OPERATING INCOME (LOSS)	46,591	(10,862)

NON-OPERATING (EXPENSES) INCOME:
Interest expense	(40,767)	(33,921)
Interest income	27	31
Loss on extinguishment of debt	(7,492)	-
Equity losses in unconsolidated companies, net	(954)	(3,130)
Other - net	9	(101)
	(49,177)	(37,121)
LOSS FROM CONTINUING OPERATIONS
BEFORE INCOME TAX BENEFIT	(2,586)	(47,983)

INCOME TAX BENEFIT	(628)	(10,259)

LOSS FROM CONTINUING OPERATIONS	(1,958)	(37,724)

INCOME FROM DISCONTINUED OPERATIONS -
NET OF INCOME TAXES	4,161	209

NET INCOME (LOSS)	$2,203	$(37,515)

NET INCOME (LOSS) PER COMMON SHARE:
Basic:
Loss from continuing operations	$(0.02)	$(0.45)
Income from discontinued operations	$0.05	-
Net income (loss) per share	$0.03	$(0.45)

Diluted:
Loss from continuing operations	$(0.02)	$(0.45)
Income from discontinued operations	0.05	-
Net income (loss) per share	$0.03	$(0.45)

WEIGHTED AVERAGE NUMBER OF COMMON SHARES:
Basic	84,577	83,020
Diluted	84,577	83,020

***The McClatchy Company***
Consolidated Statistical Report
(In thousands, except for preprints)

	March Year-to-Date
	Combined			Print Only			Online Only

Revenues - Net:	2010	2009	% Change	2010	2009	% Change	2010	2009	% Change

Advertising
Retail	$130,806	$147,815	-11.5%	$114,052	$132,496	-13.9%	$16,754	$15,319	9.4%
National	25,613	27,553	-7.0%	20,116	22,517	-10.7%	5,497	5,036	9.2%
Classified Total	70,321	81,552	-13.8%	48,209	58,479	-17.6%	22,112	23,073	-4.2%
Automotive	20,517	23,875	-14.1%	12,999	16,112	-19.3%	7,518	7,763	-3.2%
Real Estate	14,442	19,738	-26.8%	10,864	15,477	-29.8%	3,578	4,261	-16.0%
Employment	14,037	17,194	-18.4%	6,579	9,220	-28.6%	7,458	7,974	-6.5%
Other	21,325	20,745	2.8%	17,767	17,670	0.5%	3,558	3,075	15.7%
Direct Marketing	25,677	27,408	-6.3%	25,677	27,408	-6.3%
Other Advertising	504	361	39.6%	504	361	39.6%
Total Advertising	$252,921	$284,689	-11.2%	$208,558	$241,261	-13.6%	$44,363	$43,428	2.2%

Circulation	69,686	68,480	1.8%
Other	12,958	12,456	4.0%
Total Revenues	$335,565	$365,625	-8.2%

Advertising Revenues by Market:
California	$45,773	$51,763	-11.6%	$38,405	$44,276	-13.3%	$7,368	$7,487	-1.6%
Florida	38,859	44,117	-11.9%	32,317	37,626	-14.1%	6,542	6,491	0.8%
Texas	28,371	32,001	-11.3%	23,643	27,380	-13.6%	4,728	4,621	2.3%
Southeast	72,278	80,886	-10.6%	59,311	67,625	-12.3%	12,967	13,261	-2.2%
Midwest	40,512	45,047	-10.1%	32,820	38,372	-14.5%	7,692	6,675	15.2%
Northwest	27,109	30,857	-12.1%	22,062	25,982	-15.1%	5,047	4,875	3.5%
Other	19	18	5.6%	0	0	0.0%	19	18	5.6%
Total Advertising	$252,921	$284,689	-11.2%	$208,558	$241,261	-13.6%	$44,363	$43,428	2.2%

Advertising Statistics for Dailies:
Full Run ROP Linage				4,946.2	5,318.8	-7.0%

Millions of Preprints Distributed				1,244.5	1,326.0	-6.1%

Average Paid Circulation:*
Daily				2,227.2	2,473.9	-10.0%
Sunday				2,855.7	3,110.4	-8.2%

Columns may not add due to rounding

* Reflects average paid circulation based upon number of days in period. Does not reflect ABC reported figures.

***THE McCLATCHY COMPANY***
Reconciliation of GAAP Measures to Non-GAAP Amounts
(In thousands)

Reconciliation of Operating Income to Operating Cash Flows

	Three Months Ended

	March 28,	March 29,
	2010	2009
REVENUES - NET:
Advertising	$252,921	$284,689
Circulation	69,686	68,480
Other	12,958	12,456
	335,565	365,625
OPERATING EXPENSES:
Compensation excluding restructuring charges	134,111	163,580
Newsprint and supplements	32,312	54,376
Other cash operating expenses	87,208	104,426
Cash operating expenses excluding
restructuring charges	253,631	322,382
Restructuring related compensation	3,525	19,728
Depreciation and amortization	31,818	34,377
Total operating expenses	288,974	376,487
OPERATING INCOME (LOSS)	46,591	(10,862)
Add back:
Depreciation and amortization	31,818	34,377
Restructuring related compensation charges	3,525	19,728
OPERATING CASH FLOW	81,934	43,243

OPERATING CASH FLOW MARGIN	24.4%	11.8%

Reconciliation of Net Income to Adjusted Net Income

Net loss from continuing operations	$(1,958)	$(37,724)

Add back certain items, net of tax:
Loss on extinguishment of debt	4,715	-
Restructuring related charges	1,858	16,129
Loss on sale of assets	-	115

Certain discrete tax items	187	(1,422)
Adjusted income (loss) from continuing operations	$4,802	$(22,902)

Earnings per share:
Loss from continuing operations	$(0.02)	$(0.45)
Adjusted income (loss) from continuing operations	$0.06	$(0.28)